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Exhibit 4.7

AMENDING AGREEMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

        Made as of the 9th day of February, 2005.

BETWEEN:
CELESTICA INC., a corporation incorporated under the laws of the Province of Ontario (hereinafter called the "Corporation"),
OF THE FIRST PART,
- and -
CELESTICA INTERNATIONAL INC., a corporation incorporated under the laws of the Province of Ontario, (hereinafter included as the Corporation),
OF THE SECOND PART,
- and -
J. MARVIN MaGEE of Toronto, Ontario (hereinafter called the "Executive"),
OF THE THIRD PART.

        WHEREAS the parties entered into an Executive Employment Agreement dated July 22, 2004 (the "Executive Employment Agreement").

        AND WHEREAS the parties have agreed to amend the Executive Employment Agreement in accordance with the terms hereof.

        NOW THEREFORE the parties agree as follows:

1.
Section 12(e) of the Executive Employment Agreement shall be deleted and replaced with the following:

  (e)  Pension Payable on or Following a Change in Control.    Upon (i) termination of the Executive's employment other than for Cause or, (ii) voluntary termination by the Executive of the Executive's employment for Good Reason at any time on or following a Change in Control, in addition to any payments and entitlements to which the Executive is entitled to under section 12(d) above, notwithstanding anything to the contrary contained in the Celestica Retirement Plan (the "Plan") or the Celestica Supplementary Retirement Plan (the "SERP"), the Corporation shall maintain its contributions on behalf of the Executive under the defined contribution provision of the Plan and its notional contributions under the defined contribution provision of the SERP at the rate in effect as at the Date of Termination and the Corporation shall continue to credit the Executive with both investment earnings and notional earnings on such contributions for the three year notice period following the Date of Termination.

2.
All other terms of the Executive Employment Agreement remain unchanged.

        IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement effective as of the date first above written.

CELESTICA INC.
		by	/s/ STEPHEN DELANEY Name: Stephen Delaney Title: CEO
CELESTICA INTERNATIONAL INC.
		by	/s/ ANTHONY PUPPI Name: Anthony Puppi Title: Director

SIGNED, SEALED & DELIVERED in the presence of: /s/ ELIZABETH DELBIANCO Witness: Elizabeth DelBianco	) ) ) ) ) )	/s/ J. MARVIN MAGEE J. Marvin MaGee

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AMENDING AGREEMENT TO EXECUTIVE EMPLOYMENT AGREEMENT